Exhibit 12.1

David M. Syme, MBA JD Attorney at Law FINRA Registered Investment Advisor California Real Estate Broker	THE SYME LAW FIRM www.SymeLawFirm.com	29 Orinda Way, Suite 1843 Orinda, California 94563 Tel: 925.565.4208 Fax: 888.999.2021 Email: David@SymeLawFirm.com

April 11, 2018

Thinking Green

170 S. Green Valley Parkway, Suite 300

Henderson, Nevada 89012

Re: Opinion of Counsel – Offering Statement on Form 1-A

To the Board of Directors:

I have been engaged as counsel to Thinking Green., a Nevada corporation, in connection with the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 12,500,000 shares of the company’s common stock, par value $0.001, pursuant the exemption from registration provided for by Regulation A, promulgated under the Securities Act of 1933.

In connection with the opinion contained herein, I have examined the offering statement, the articles of incorporation and bylaws, the minutes of meetings of its board of directors, as well as all other documents necessary to render an opinion. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, I am of the opinion that the 12,500,000 common shares being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

The opinion opines upon the laws of the State of Nevada and reported judicial decisions interpreting those laws. This opinion does not address or relate to any specific state securities laws. I assume no duty to communicate with the registrant in respect to any matter that comes to my attention after the date of effectiveness of the registration statement.

I further consent to the use of this opinion as an exhibit to the offering statement and to the reference to my firm in the prospectus made part of the offering statement.

Yours very truly,

/s/ David Syme
David M. Syme MBA JD
Attorney at Law
The Syme Law Firm